UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2016

HASHINGSPACE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-190726	30-0780061
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

P.O. Box 7229, Scarborough, ME  04070-7229
(Address of principal executive offices)

Registrant's telephone number, including area code: (877) 482-9585

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

♦ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

♦ Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a -12)

♦ Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d -2(b))

♦ Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e -4(c))

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT

On January 21, 2016, David Darling, the Chairman of the Board of Directors of HashingSpace Corporation (the “Company”) purchased 46,980,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and 600,000 of the Company’s Series A Preferred Stock (the “Series A Preferred”) from Timothy M. Roberts, the Company’s former Chairman and Chief Executive Officer.  Also on January 21, 2016, David M. Burgess, also acquired 46,980,000 shares of Common Stock from Mr. Roberts.

As a result of the transactions, a change in control of the Company occurred and Messrs. Darling and Burgess each own 46,980,000 shares of the Company’s Common Stock, representing approximately 58% of the Common Stock.  The Series A Preferred Stock Vote at the rate of 250 votes per share.

ITEM 5.02 APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On January 21, 2016, the Board of Directors of the Company appointed David M. Burgess as a member of the Company’s Board of Directors.
David M. Burgess, 47, Director.  Mr. Burgess has over 25 years of experience in the Enterprise Technology space with relationships with many of the global fortune 1,000 companies with a focus Information Security, IT Compliance, Datacenter Operations and Digital workforce Management.  Mr. Burgess has provided Enterprise Account Management to many of the world’s largest and most successful companies including Citrix, VMware and NetIQ.  Most recently David’s focus has been around Enterprise Cloud Computing, Enterprise Mobility Management, IT Security and IT Monitoring Solutions.  David received a Bachelor of Science in Business Information Technology (1990) from the University of Central Lancashire in England. David also holds many technology industry certifications such as ITIL and MCSE.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2016	HASHINGSPACE CORPORATION

	By:	/s/ David Darling
Name: David Darling
Title: Director